Exhibit 24(b)(8.46)
THIRD AMENDMENT TO
THE SELLING AND SERVICES AGREEMENT AND PARTICIPATION
AGREEMENT

This Third Amendment dated as of March 21, 2011 (the “Amendment”) by and among
Columbia Management Investment Distributors, Inc. (formerly RiverSource Fund Distributors,
Inc.) ((“Distributor”), Columbia Management Investment Services Corp. (formerly RiverSource
Service Corporation) ( “Transfer Agent”), ING Life Insurance and Annuity Company (“ING
Life”), ING Institutional Plan Services, LLC (“ING Institutional”) and ING Financial
Advisers, LLC (“ING Financial”) (collectively, “ING), to the Selling and Services Agreement and Fund Participation Agreement dated September 26, 2005, (the “Agreement”), as amended on
April 1, 2008, February 18, 2009 and including the assignment of the Agreement in a letter dated
March 12, 2010. Terms defined in the Agreement are used herein as therein defined.

RECITALS

WHEREAS, ING and Columbia Management Distributors, Inc have entered into a an
Agreement dated as of September 26, 2005;

WHEREAS, Ameriprise Financial, Inc., the parent company of Columbia Management
Investment Advisers, LLC (formerly known as RiverSource Investments, LLC), has acquired the long-term asset management business of Columbia Management Advisors, LLC and its related affiliates from Bank of America, N.A.;

WHEREAS, in connection with such transaction, in a letter dated March 12, 2010, the
Agreement was assigned by Columbia Management Distributors, Inc. to RiverSource Fund
Distributors, Inc. and by Columbia Management Services, Inc. to RiverSource Service
Corporation;

WHEREAS, the Agreement dated September 26, 2005 was automatically terminated as a result of such assignment;

WHEREAS, ING consented to such assignment and entered into a new selling and services agreement and fund participation agreement on terms identical to those in the current
Agreement dated September 26, 2005, other than the substitution of RiverSource Fund
Distributors, Inc. for Columbia Management Distributors, Inc. and RiverSource Service
Corporation for Columbia Management Services, Inc.;

WHEREAS, RiverSource Fund Distributors, Inc. has been subsequently renamed
Columbia Management Investment Distributors, Inc (“Distributor”);

WHEREAS, RiverSource Service Corporation has been subsequently renamed Columbia
Management Investment Services Corp. (“Transfer Agent”)

WHEREAS, the RiverSource and Seligman branded mutual funds, together with the
Columbia branded mutual funds, are now part of the Columbia family of funds (the “CMID
Distributed Funds”), which as of the date of this Amendment are covered under the Agreement;

WHEREAS, Distributor serves as the exclusive distributor of the CMID Distributed
Funds;

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WHEREAS, the CMID Distributed Funds have been consolidated onto a single transfer agent recordkeeping system, share common shareholder servicing policies and procedures and are freely exchangeable;

WHEREAS, Transfer Agent serves as exclusive transfer agent for the CMID Distributed
Funds;

WHEREAS, the Distributor, Transfer Agent and ING are parties to the Agreement and desire to amend the Agreement in the manner hereinafter set forth;

WHEREAS, Distributor and/or Transfer Agent are parties to certain duplicative sales, service, networking or distribution agreements with ING relating to the legacy Columbia funds and the legacy RiverSource Funds, including Seligman funds, as a result of their consolidation into the CMID Distributed Funds, and the parties wish to terminate such duplicative agreements;

WHEREAS, as of the date of this Third Amendment Variable Annuity Account I is hereby added as an additional Separate Account to serve as an investment vehicle for the
Contracts;

WHEREAS, the parties wish to amend the Agreement to modify the funds offered and the payment terms; and

WHEREAS, the parties wish to amend certain other provisions of the Agreement, as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained, the parties agree as follows:

1	. The first sentence of Section 1(b) of the Agreement is hereby amended to read as follows:

(b) With respect to Plans that invest in the Funds indirectly through the Contracts, ING Life represents that each of the Separate Accounts is a separate Account under applicable state law and that it is registered or will register each of the Separate Accounts (except for such
Accounts for which no registration is required) as a unit investment trust under the
Investment Company Act of 1940 (the “1940 Act”) to serve as an investment vehicle for the Contracts.

2	. The second paragraph of Section 4 of the Agreement is hereby amended to read as follows:

You agree to disclose that you receive compensation under this Agreement, including any other compensation you receive in connection with your customers’ investments in Fund shares, to your customers as required by applicable law and to the extent necessary to ensure that your customers fully understand all such compensation and any conflicts of interest related to your receipt of such compensation. You also agree and warrant that your customers will authorize your compensation to the extent required by applicable law.

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3	.	The following replaces Section 16(b) of the Agreement:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
Jacqueline Salamon
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

To Transfer Agent:
Columbia Management Investment Services Corp.
225 Franklin Street
Boston, MA 02110
BX25 10320
Attention: Dealer File Department
Facsimile: 617-747-0675

To Distributor:
Columbia Management Investment Distributors, Inc.
225 Franklin Street
Boston, MA 02110
BX25 10320
Attention: Dealer File Department
Facsimile: 617-747-0675

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

4	.	Schedule C to the Agreement is hereby replaced by the Schedule C attached hereto.

5	.	The parties agree that any sales, service, networking, distribution or other agreements between them or their affiliates which relate solely to the RiverSource funds, including Seligman funds, are terminated as of the effective date of this Amendment.
Such agreements include, without limitation, the agreements listed on Exhibit B, attached hereto. Each party represents that it is authorized to terminate any such agreement on behalf of an affiliate, or will notify such affiliate of the other party’s termination of such agreement in accordance with the applicable notice provisions of such agreement.

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6. Amendment. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together will constitute one and the same instrument.

As modified herein, the Agreement is confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date and year first above written.

ING Life Insurance and Annuity Company	ING Financial Advisers, LLC

By: /s/ Lisa S. Gilarde	By: /s/ David Kelsey
Name: Lisa S. Gilarde	Name: David Kelsey
Title: Vice President	Title: COO/VP

ING Institutional Plan Services, LLC

By: /s/ Michelle Sheiowitz, Attorney in fact
Name: Michelle Sheiowitz, Attorney in Fact
Title: Vice President

Columbia Management Investment Services Corp.

By: /s/ Robin G. Smith
Robin G. Smith
Vice President

Columbia Management Investment Distributors, Inc.

By: /s/ Beth A. Brown
Beth A. Brown
Senior Vice President

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Schedule C

COMPENSATION

In consideration of the Administrative Services provided by Intermediary pursuant to the
Agreement to which this is attached, Transfer Agent shall pay Intermediary an amount equal to
__ bps on A Shares, __ bps on R Shares, __ bps on R3 Shares, __ bps on R4 Shares, __ bps
on R5 Shares and __ bps on Z Shares per annum of the average daily net asset value of Fund shares held in the Accounts, other than money market Fund shares, each calendar quarter.

Exception:	__ bps on A Share Index Funds, R Share Index Funds and Z Share Index
Funds

In addition, with respect to Class R3 and Class R4 shares, Transfer Agent shall pay
Intermediary the non 12b-1 service fee collected from the Funds in an amount equal to __
bps per annum of the average daily net asset value of Class R3 and Class R4 Fund shares

Intermediary shall calculate this payment at the end of each calendar quarter and shall forward an invoice to Transfer Agent, along with such other supporting data as may be reasonably requested by Transfer Agent. Such invoice, at a minimum, shall designate the Funds in which assets are invested and shall identify: (1) the Account number(s) for each Plan, if applicable, (2) the average daily net asset value of Fund shares held in the Account(s) on which the fee is paid and (3) the amount of such fee. Transfer Agent shall make such payment to
Intermediary via check as soon as practicable after receipt of the invoice. Failure to submit such invoice to Transfer Agent within 60 days of quarter end may result in Transfer Agent’s inability to pay Intermediary for Administrative Services provided during such quarter.

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EXHIBIT B

LIST OF TERMINATED DUPLICATIVE AGREEMENTS
APPLICABLE TO LEGACY RIVERSOURCE FUNDS

1	.	Selling and Services Agreement and Fund Participation Agreement, dated December
29, 2006, as amended on January 1, 2009 and July 1, 2007 by and among
RiverSource Service Corporation , Riversource Distributors, Inc., ING Life Insurance
and Annuity Company, ING Financial Advisers, LLC and ING Institutional Plan
Services, LLP

2	.	Rule 22c-2 Agreement, dated April 16, 2007 between Riversource Service
Corporation, ING Life Insurance and Annuity Company, ING National Trust, ING
USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company,
ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance
Company and Systematized Benefits Administrators, Inc.

3	.	Confidentiality Agreement, dated January 22, 2007 between Ameriprise Financial,
Inc. and ING Life Insurance and Annuity Company

4	.	Any Sales, Service, Networking, Distribution or other Agreement which relates solely to the RiverSource funds, including Seligman funds.

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